Exhibit 10.7

TERRITORIAL SAVINGS BANK

AMENDED AND RESTATED

SUPPLEMENTAL EMPLOYEE RETIREMENT AGREEMENT

FOR ALLAN S. KITAGAWA

THIS AGREEMENT is adopted as of October 29, 2008, by and between TERRITORIAL SAVINGS BANK (the “Bank”), and Allan S. Kitagawa, Chairman, President and Chief Executive Officer of the Bank (the “Executive”).

RECITALS

The Bank and the Executive entered into the Supplemental Employee Retirement Agreement on May 24, 2002 (the “Predecessor Agreement”) in order to provide the Executive with a supplemental retirement benefit. Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provides that certain nonqualified deferred compensation arrangements such as the Predecessor Agreement must comply with its terms and the Treasury Regulations issued thereunder or the recipient of such compensation shall be subject to additional taxes and penalties. The Bank and the Executive desire to revise the Predecessor Agreement in the manner set forth herein in order to conform such agreement to Code Section 409A.

This Agreement is intended to be an unfunded nonqualified deferred compensation arrangement for purposes of the Code, and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Agreement is intended to constitute a “top hat” arrangement described in ERISA and, therefore, exempt from the coverage, funding, and fiduciary requirements of ERISA. All benefits payable under this Agreement shall be paid out of the general assets of the Bank.

AGREEMENT

That in consideration of the following agreements hereinafter contained the Bank and the Executive agree as follows:

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Accrual Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrued Balance. However, once chosen, the method must be consistently applied.

1.2 “Beneficiary” means such term as described in Article 4.

1.3 “Change of Control” shall mean any of the following:

(a) There occurs a “change in control” of the Bank within the meaning of the Home Owners Loan Act of 1933 or 12 C.F.R. Part 574 as applied to the Bank as if it were a federally chartered institution.

(b) As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the people who were non-employee directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank.

(c) The Bank transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Bank.

(d) The Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than 60% of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank.

A Change of Control shall not occur solely as a result of a conversion of the Bank from the mutual stock form of organization (“Conversion”) or reorganization of the Bank into the mutual holding company form of ownership (“Reorganization”). Upon any Conversion or Reorganization, the resulting bank and holding company (if one is formed in the transaction) shall be subject to this Agreement and the obligations of the Bank set forth herein and further shall enter into agreements or amendments hereto with the Executive providing for at least the same benefits provided under this Agreement.

1.4 “Code” means the Internal Revenue Code of 1986, as amended.

1.5 “Disability” or “Disabled” means that the Executive: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Executive’s employer; or (c) is determined to be disabled by the Social Security Administration.

1.6 “Discount Rate” means the rate used by the Bank for determining the Accrual Balance. Effective January 1, 2008, the Discount Rate shall be five percent (5.0%).

1.7 “Early Termination Date” means the date on which the Executive incurs a Termination of Employment which is prior to the Executive’s Normal Retirement Date and which is for reasons other than death, Disability, Termination for Cause, or following a Change of Control.

1.8 “Effective Date” means January 1, 2005.

1.9 “Normal Retirement Date” means the Executive’s 66th birthday.

1.10 “Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.11 “Termination for Cause” means termination due to the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Any Termination for Cause shall be determined by a majority vote of the entire membership of the Board of Directors of the Bank at a meeting of such board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board of Directors with counsel) of finding that, in the good faith opinion of the Board of Directors of the Bank, that Executive committed the conduct described above.

1.12 “Termination of Employment” means a Separation from Service with the Bank. Separation from Service shall mean the Executive’s retirement or other termination of employment with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Executive’s right to reemployment is provided by law or contract. If the leave time exceeds six months and the Executive’s right to reemployment is not provided by law or by contract, then the Executive shall have a Separation from Service on the first date immediately following such six-month period. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 49% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Executive performed services for the Bank). The determination of whether the Executive has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.13 “Year of Service” means a calendar year during which the Executive is employed by the Bank for at least 1,000 hours of service. For this purpose, Years of Service earned prior to January 1, 2002 shall be disregarded.

ARTICLE 2

LIFETIME BENEFITS

2.1 Normal Retirement Benefit. Upon the Executive’s Termination of Employment on or after his Normal Retirement Date, the Bank shall pay to the Executive the “Normal Retirement Benefit” described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The Normal Retirement Benefit under this Section 2.1 is the present value equivalent (determined using a 5% discount rate) of an annual amount equal to Six Hundred Thousand Dollars ($600,000) payable for a term certain of 15 years.

2.1.2 Payment of Benefit. The Bank shall pay the Normal Retirement Benefit to the Executive in a single cash lump-sum distribution on the first day of the month following the Executive’s Termination of Employment on or after his Normal Retirement Date.

2.2 Early Termination Benefit. Upon the Executive’s Termination of Employment on an Early Termination Date, the Bank shall pay to the Executive the Early Termination Benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The Early Termination Benefit under this Section 2.2 is the Accrual Balance determined as of the end of the Plan Year prior to the Executive’s Termination of Employment.

2.2.2 Payment of Benefit. The Bank shall pay the Early Termination Benefit in a single cash lump-sum distribution within 30 days following the Executive’s Early Termination Date.

2.3 Disability Benefit. If the Executive incurs a Disability prior to his or her Normal Retirement Date, the Bank shall pay to the Executive the “Disability Benefit” described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The Disability Benefit under this Section 2.3 is the present value equivalent (determined using a 5% discount rate) of an annual amount equal to Six Hundred Thousand Dollars ($600,000) payable for a term certain of 15 years.

2.3.2 Payment of Benefit. The Bank shall pay the Disability Benefit to the Executive in a single cash lump-sum distribution within 30 days following the date of the Executive’s termination due to Disability.

2.4 Change of Control Benefit. Upon the Executive’s Termination of Employment within 36 months following the occurrence of a Change of Control, the Bank shall pay to the Executive the “Change in Control Benefit” described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1 Amount of Benefit. The Change of Control Benefit under this Section 2.4 is the present value equivalent (determined using a 5% discount rate) of an annual amount equal to Six Hundred Thousand Dollars ($600,000) payable for a term certain of 15 years.

2.4.2 Payment of Benefit. The Bank shall pay the Change in Control Benefit to the Executive in a single cash lump-sum distribution within 30 days after the Executive’s Termination of Employment following the Chang in Control.

2.4.3 Excess Parachute Payment.

(a) Tax Indemnification. Anything in this Agreement to the contrary notwithstanding, and except as set forth below, in the event it shall be determined that any payment or distribution to or for the benefit of the Executive under this Agreement (“Payment”), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by the Executive with respect to such excise tax (the excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment (“Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, the Bank shall pay to the Executive the Gross-Up Payment no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the Excise Tax to the related taxing authority.

(b) Determination of Gross-Up Payment. Subject to the provisions of Section 2.4.3(c), all determinations required to be made under this Section 2.4.3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm reasonably acceptable to the Bank as may be designated by the Executive (“Accounting Firm”) which shall provide detailed supporting calculations both to the Bank and the Executive within 15 business days of the receipt of notice from the Executive that there have been Payments, or such earlier time as is requested by the Bank. All fees and expenses of the Accounting Firm shall be borne solely by the Bank. Any Gross-Up Payment, as determined pursuant to this Section 2.4.3, shall be paid by the Bank to the Executive within five days of (i) the later of the due date for the payments of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Bank and the Executive. As a result of the uncertainty in the application of Code Section 4999, at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Bank should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Bank exhausts its remedies pursuant to Section 2.4.3(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Executive.

(c) Treatment of Claims. The Executive shall notify the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Bank of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Bank of the nature of such claims and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Bank (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Bank notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Bank any information reasonably requested by the Bank relating such claim,

(ii) take such action in connection with contesting such claim as the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Bank,

(iii) cooperate with the Bank in good faith in order effectively to contest such claim, and

(iv) permit the Bank to participate in any proceedings relating to such claim; provided, however, that the Bank shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and indemnity and hold the Executive harmless, on an after-tax basis, for an Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 2.4.3(c), the Bank shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Bank shall determine; provided, however, that if the Bank directs the Executive to pay such claim and sue for a refund, the Bank shall advance the amount of such payment to the Executive, on an interest-free basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided with respect to any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount. Furthermore, the Bank’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue service or any other taxing authority.

(d) Adjustments to the Gross-Up Payment. If, after the receipt by the Executive of an amount advanced by the Bank pursuant to Section 2.4.3(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Bank’s complying with the requirements of Section 2.4.3(c) pay to the Bank the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto within 30 days). If, after the receipt by the Executive of an amount advanced by the Bank pursuant to Section 2.4.3(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

2.5 Restriction on Timing of Payment. Notwithstanding any provision of this Agreement to the contrary, in the event the Executive is a Specified Employee, then, to the extent necessary to avoid penalties under Code Section 409A, any payments under Sections 2.2 and 2.4 to which Executive is entitled for the first six months shall be withheld and shall be paid to the Executive in a single cash lump-sum distribution on the first day of the seventh month following the Executive’s Termination of Employment.

ARTICLE 3

DEATH BENEFITS

3.1 Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Executive’s Beneficiary the “Preretirement Death Benefit” described in this Section 3.1 in lieu of any other benefit under this Agreement. The Bank shall not pay any Preretirement Death Benefit under this Section 3.1 if the Executive has received any of lifetime benefit payment provided under Article 2.

3.1.1 Amount of Benefit. The Preretirement Death Benefit under this Section 3.1 shall be the present value equivalent (determined using a 5% discount rate) of an annual amount equal to Six Hundred Thousand Dollars ($600,000) payable for a term certain of 15 years, starting at what would have been the Executive’s Normal Retirement Age.

3.1.2 Payment of Benefit. Upon the Executive’s death, the Bank shall pay the Preretirement Death Benefit to the Executive’s Beneficiary in a single cash lump-sum distribution within 30 days following the Executive’s death.

3.2 Death During Payment of a Lifetime Benefit. If the Executive dies after any lifetime benefit payments have commenced under Article 2 but before receiving all such payments, the Bank shall pay the remaining benefit payments to the Executive’s Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3 Death After Termination of Employment But Before Payment of a Lifetime Benefit Commences. If the Executive is entitled to the commencement of any lifetime benefit payments under Article 2, but dies prior to the commencement of such benefit payments, the Bank shall pay the same benefit payments to the Executive’s Beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

ARTICLE 4

BENEFICIARIES

The Executive shall designate a Beneficiary by filing a written designation (as attached hereto) with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, a designation shall only be effective if signed by the Executive and received by the Bank during the Executive’s lifetime. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive, or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the personal representative of the Executive’s estate.

ARTICLE 5

VESTING

5.1 Full Vesting. Except as otherwise provided in this Article 5, the Executive shall maintain a 100% vested and nonforfeitable interest in the benefits provided under this Agreement.

5.2 Termination for Cause. However, notwithstanding the above Section 5.1 or any other provision of this Agreement to the contrary, the Bank shall not pay, and the Executive shall not be entitled to, any benefit under this Agreement due to the Executive’s Termination for Cause.

5.3 Suicide or Misstatement. The Bank shall not pay, and the Executive shall not be entitled to, any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Bank shall not pay, and the Executive shall not be entitled to, any benefit under this Agreement if the Executive has made any material misstatement of fact on any application for any benefits provided by the Bank to the Executive.

ARTICLE 6

ADMINISTRATION

6.1 Authority of Board. The Board of Directors shall maintain the authority and discretion to control and manage the operation and administration of the Agreement. In its discretion, the Board of Directors shall make such rules, interpretations, and computations and take such other actions to administer the Agreement, as it may deem appropriate. The rules, interpretations, computations, and other actions of the Board of Directors shall be binding and conclusive on all persons. In administering the Agreement, the Board of Directors shall have the authority to: (a) require, as a condition to receiving benefits under the Agreement, such information as it may reasonably require for the proper administration of the Agreement; (b)

make and enforce such rules and regulations as it deems to be necessary for the administration of the Agreement; (c) interpret the Agreement; (d) determine the amount and timing of benefits payable to any person in accordance with the provisions of the Agreement; and (e) direct all payments to be made pursuant to the Agreement.

The Board of Directors is granted the authority to name an individual or individuals from time to time to carry out one or more of the duties described above. The expenses of the Board of Directors, or the individual or individuals described in the preceding sentence, shall be paid directly by the Bank.

6.2 Incapacity. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person, or incapable person. The Bank may require proof of incompetence, minority, or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

ARTICLE 7

FUNDING

7.1 Unfunded Plan. All amounts payable in accordance with the Agreement shall be paid in cash from the general funds of the Bank and no special or separate fund, other than a “rabbi trust” established pursuant to Section 7.2 below, shall be established, and no other segregation of assets shall be made to assure the payment of any amounts payable in accordance with the Agreement. The Executive shall have no right, title, or interest whatsoever in or to any investment that the Bank may make to aid it in meeting its obligations hereunder, including, but not limited to, deemed investments. Nothing contained in the Agreement, and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Bank hereunder, such right shall be no greater than the right of an unsecured creditor.

7.2 Rabbi Trust Allowed. The Bank may, for administrative reasons, establish a “rabbi trust” for the benefit of Executive under the Agreement. If such a trust is established, its assets shall be used exclusively for the purposes set forth in the Agreement and the applicable trust agreement, subject to the following conditions:

(a) The creation of said trust shall not cause the Agreement to be other than “unfunded” for purposes of Title I of ERISA;

(b) The Bank shall be treated as the “grantor” of said trust for purposes of Code Section 677; and

(c) The trust agreement shall provide that its assets may be used to satisfy claims of the Bank’s general creditors in the event of insolvency, and the rights of such general creditors in such circumstances are enforceable by them under federal and state law.

It is intended that such a trust be consistent with tax law requirements preventing inclusion in income for income tax purposes prior to actual payment of benefits under the Agreement. If such a trust is established, then prior to the payment of benefits to the Executive, there shall be no actual transfer of assets to the Executive under the Agreement and trust, and the Agreement and trust shall confer no current benefit that would be immediately taxable to the Executive under the constructive receipt rule or economic benefit doctrine under the tax laws.

ARTICLE 8

AMENDMENT AND TERMINATION

8.1 Amendment and Termination.

(a) The Bank reserves the right to amend this Agreement at any time. However, to the extent any such amendment would adversely impact the accrued benefits of the Executive, the amendment shall require the written consent of the Executive, even if the Executive is no longer employed by the Bank.

(b) The Bank reserves the right to terminate the Agreement at any time. Upon termination of the Agreement, the Bank shall determine whether all payments of benefits shall be made in accordance with the normal distribution schedule set forth under the Agreement or if payment of benefits shall be accelerated in order to wind down the Agreement. To the extent any benefits under the Agreement are subject to Code Section 409A, any acceleration of the payment of such benefits due to terminating the Agreement shall comply with the following:

(i) the Bank may terminate the Agreement provided that: (A) all arrangements sponsored by the Bank that would be aggregated with this Agreement under Treasury Regulations Section 1.409A-1(c)(2) if the Executive covered by this Agreement was also covered by any of those other arrangements are also terminated; (B) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (C) all payments are made within 24 months of the termination of the arrangements; and (D) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c)(2) if the same Executive participated in both arrangements, at any time within three years following the date of termination of the arrangement.

(ii) The Bank may terminate the Agreement within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Agreement shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Executive and all executives under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements. For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(iii) The Bank may terminate the Agreement within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (A) the calendar year in which the Agreement terminates; (B) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (C) the first calendar year in which the payment is administratively practicable.

8.2 Reorganization of the Bank. In the event of a merger or consolidation of the Bank, or the transfer of substantially all of the assets of the Bank to another corporation, such continuing, resulting, or transferee corporation shall have the right to continue and carry the Agreement and to assume all liabilities of the Bank without obtaining the consent of the Executive. If such successor shall assume the liabilities of the Bank hereunder, the Bank shall be relieved of all such liability, and the Executive shall have the right to assert any claim against the Bank for benefits under or in connection with this Agreement.

8.3 Protected Benefits. If the Agreement is terminated, or if liabilities accrued hereunder up to the date of an event specified in Section 8.2 are not assumed by the successor to the Bank, then the dollar amount of benefits of Executive or Beneficiary receiving benefits under the Agreement, and the dollar amount of benefits of the Executive or Beneficiary who is entitled to benefits under the Agreement, shall be guaranteed and shall not thereafter be reduced without the Executive’s or Beneficiary’s consent.

ARTICLE 9

CLAIMS AND REVIEW PROCEDURES

9.1 Claims Procedure. An Executive or Beneficiary (the “Claimant”) who has not received benefits under the Agreement that he or she believes should be paid may make a claim for such benefits as follows:

9.1.1 Initiation – Written Claim. The Claimant may initiate a claim by submitting to the Bank a written claim for benefits.

9.1.2 Timing of Bank Response. The Bank shall respond to such Claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension shall set forth the special circumstances and the date by which the Bank expects to render its decision.

9.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the Claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of the Agreement on which the denial is based; (c) description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (d) an explanation of the Agreement’s review procedures and the time limits applicable to such procedures; (e) and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2 Review Procedure. If the Bank denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

9.2.1 Initiation – Written Request. In order to initiate the review, the Claimant, within 60 days after receiving the Bank’s notice of denial, may file with the Bank a written request for review.

9.2.2 Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

9.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.2.5 Notice of Decision. The Bank shall notify the Claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of the Agreement on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 10

LEGAL STATUS

This Agreement is intended to constitute a nonqualified deferred compensation agreement which is not subject to the qualification requirements of Code Section 401(a). Further, this Agreement is intended to constitute a “top hat” arrangement within the meaning of ERISA 201(2) and is not subject to the coverage, funding, and fiduciary requirements of ERISA. Finally, until the occurrence of a distribution event and the actual payment to the Executive of a benefit hereunder, it is intended that there has been no transfer of any benefit to the Executive under Code Section 83 and no benefit is subject to inclusion for income tax purposes.

ARTICLE 11

MISCELLANEOUS

11.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

11.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

11.3 Nontransferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

11.4 Notice. Any notice, consent, or demand required or permitted to be given under the provisions of this Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to their last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent, or demand.

11.5 Tax Withholding and Code Section 409A Taxes. Any distribution under this Agreement shall be reduced by the amount of any taxes required to be withheld from such distribution. This Agreement shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

11.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Hawaii, except to the extent preempted by the laws of the United States of America.

11.7 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

11.8 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

11.9 Construction. The headings of the Articles in this Agreement is provided for convenience only and will not affect its construction or interpretation. All references to “Article” or “Articles” refer to the corresponding Article or Articles of this Agreement. Wherever any words are used under the Agreement in the masculine, feminine, or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply.

11.10 Acceleration of Payments. Except as specifically permitted herein or in other sections of this Agreement, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Executive to the Bank; (vii) in satisfaction of certain bona fide disputes between the Executive and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

11.11 Required Provision. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

IN WITNESS WHEREOF, the Executive and the Bank have signed this Agreement on the dates set forth below.

TERRITORIAL SAVINGS BANK

November 10, 2008	By:	/s/ Harold H. Ohama
Date		Chairman, Compensation Committee of the Board

November 10, 2008		/s/ Allan S. Kitagawa
Date		Allan S. Kitagawa